As filed with the Securities and Exchange Commission on February 17, 2026

Registration No. 333-291856

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BlockchAIn Digital Infrastructure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7374	39-2631241
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry Tang

Chief Executive Officer

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 (202) 869-0888	Mitchell S. Nussbaum, Esq. Andrei Sirabionian, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination Agreement described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-291856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-4 amends the Registration Statement on Form S-4 of BlockchAIn Digital Infrastructure, Inc. (the “Registrant”) (Registration No. 333-291856), as amended prior to the date hereto (the “Registration Statement”), which was declared effective by the U.S. Securities and Exchange Commission on January 30, 2026.

This Post-Effective Amendment No. 1 is being filed for the purposes of replacing Exhibit 5.1: Opinion of Loeb & Loeb LLP and including Exhibit 23.3: Consent of Loeb & Loeb LLP (included in Exhibit 5.1). The Registration Statement is hereby amended, as appropriate, to reflect the replacement of such exhibits.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Description
2.1	Business Combination Agreement, dated May 27, 2025, by and among Signing Day Sports, Inc., One Blockchain LLC, BlockchAIn Digital Infrastructure, Inc., BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC* (included as Annex A-1 to the proxy statement/prospectus that forms part of this registration statement)
2.2	Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between Signing Day Sports, Inc. and One Blockchain LLC (included as Annex A-2 to the proxy statement/prospectus that forms part of this registration statement)
2.3	Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among Signing Day Sports, Inc., One Blockchain LLC, BlockchAIn Digital Infrastructure, Inc., BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC (included as Annex A-3 to the proxy statement/prospectus that forms part of this registration statement)
3.1	Certificate of Incorporation of BlockchAIn Digital Infrastructure, Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 filed on December 1, 2025)
3.2	Bylaws of BlockchAIn Digital Infrastructure, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-4 filed on December 1, 2025)
3.3	Form of Amended and Restated Certificate of Incorporation of BlockchAIn Digital Infrastructure, Inc. (included as Annex B to the proxy statement/prospectus that forms part of this registration statement)
3.4	Form of Amended and Restated Bylaws of BlockchAIn Digital Infrastructure, Inc. (incorporated by reference to Exhibit 3.4 to Registration Statement on Form S-4/A filed on January 21, 2026)
5.1	Opinion of Loeb & Loeb LLP
8.1	Opinion of Loeb & Loeb LLP regarding certain federal income tax matters (incorporated by reference to Exhibit 8.1 to Registration Statement on Form S-4/A filed on January 21, 2026)
10.1	Voting and Support Agreement, dated as of May 27, 2025, among Signing Day Sports, Inc., BlockchAIn Digital Infrastructure, Inc., One Blockchain LLC, BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC* (included as Annex D to the proxy statement/prospectus that forms part of this registration statement)
10.2	Form of Lock-up/Leakout Agreement (included as Annex E to the proxy statement/prospectus that forms part of this registration statement)
10.3**	Electric Service Agreement, dated as of October 15, 2021, between Lockhart Power Company and One Blockchain LLC (formerly known as BPV Power Alpha LLC) (incorporated by reference to Exhibit 10.3 to Registration Statement on Form S-4 filed on December 1, 2025)
10.4**	Ground Lease Agreement, dated as of October 19, 2021, between Pacolet Milliken, LLC and One Blockchain LLC (formerly known as BPV Power Alpha LLC) (incorporated by reference to Exhibit 10.4 to Registration Statement on Form S-4 filed on December 1, 2025)
10.5	Digital Asset Miner Co-Location License, dated as of September 27, 2022, between One Blockchain LLC (formerly known as BV Power Alpha LLC) and Blue Ridge Digital Mining, LLC (incorporated by reference to Exhibit 10.5 to Registration Statement on Form S-4 filed on December 1, 2025)
10.6	Master Services Agreement, dated as of July 12, 2023, between One Blockchain LLC (formerly known as BV Power Alpha LLC) and Code Green Apparel Corp. (incorporated by reference to Exhibit 10.6 to Registration Statement on Form S-4 filed on December 1, 2025)
10.7	Management Fee Agreement, dated as of February 8, 2024, between One Blockchain LLC (formerly known as BV Power Alpha LLC) and Tiger Cloud LLC (incorporated by reference to Exhibit 10.7 to Registration Statement on Form S-4 filed on December 1, 2025)
10.8	Master Services Agreement, dated as of March 19, 2024, between One Blockchain LLC (formerly known as BV Power Alpha LLC) and New York Crypto Capital Inc. (incorporated by reference to Exhibit 10.8 to Registration Statement on Form S-4 filed on December 1, 2025)
10.9	Intercompany Loan Agreement, dated as of April 1, 2024, between One Blockchain LLC and VCV Infrastructure Holdings LLC (incorporated by reference to Exhibit 10.9 to Registration Statement on Form S-4 filed on December 1, 2025)
10.10	Surety Bond, dated as of April 19, 2024, among One Blockchain LLC (formerly known as BV Power Alpha LLC), HARCO National Insurance Company, and Lockhart Power Company (incorporated by reference to Exhibit 10.10 to Registration Statement on Form S-4 filed on December 1, 2025)

10.11	Mutual Settlement and Release Agreement, dated as of December 11, 2024, among KM JS Advisors, LLC, VCV Digital Group, LLC, Tiger Cloud LLC (formerly known as VCV Digital Infrastructure Alpha, LLC), One Blockchain LLC (formerly known as BPV Power Alpha, LLC and BV Power Alpha, LLC), and Jerry Tang (incorporated by reference to Exhibit 10.11 to Registration Statement on Form S-4 filed on December 1, 2025)
10.12	Mining Services Agreement, dated as of January 7, 2025, between BlockMetrix, LLC and One Blockchain LLC (formerly known as BV Power Alpha LLC) (incorporated by reference to Exhibit 10.12 to Registration Statement on Form S-4 filed on December 1, 2025)
10.13	Standstill Agreement, dated as of January 27, 2025, between Blue Ridge Digital Mining, LLC, Merkle Standard LLC and One Blockchain LLC (formerly known as BV Power Alpha LLC) (incorporated by reference to Exhibit 10.13 to Registration Statement on Form S-4 filed on December 1, 2025)
10.14	Standstill Agreement, dated as of February 28, 2025, between Blue Ridge Digital Mining, LLC, Merkle Standard LLC and One Blockchain LLC (formerly known as BV Power Alpha LLC) (incorporated by reference to Exhibit 10.14 to Registration Statement on Form S-4 filed on December 1, 2025)
10.15	Standstill Agreement, dated as of April 25, 2025, between Blue Ridge Digital Mining, LLC, Merkle Standard LLC and One Blockchain LLC (formerly known as BV Power Alpha LLC) (incorporated by reference to Exhibit 10.15 to Registration Statement on Form S-4 filed on December 1, 2025)
10.16	Amendment No. 1 to the Digital Asset Miner Co-Location License, dated as of May 15, 2025, between One Blockchain LLC (formerly known as BV Power Alpha LLC) and Blue Ridge Digital Mining, LLC (incorporated by reference to Exhibit 10.16 to Registration Statement on Form S-4 filed on December 1, 2025)
10.17	Related Party Revenue Transfer Agreement, dated as of May 15, 2025, between Blue Ridge Digital Mining LLC and One Blockchain LLC (formerly known known as BV Power Alpha LLC) (incorporated by reference to Exhibit 10.17 to Registration Statement on Form S-4 filed on December 1, 2025)
10.18	Purchase and Sale Agreement, dated as of May 15, 2025, between Blue Ridge Digital Mining, LLC and One Blockchain LLC (formerly known as BV Power Alpha LLC) (incorporated by reference to Exhibit 10.18 to Registration Statement on Form S-4 filed on December 1, 2025)
10.19	Guaranty, dated as of May 15, 2025, by One Blockchain LLC (formerly known as BV Power Alpha LLC) in favor of Merkle Standard LLC (incorporated by reference to Exhibit 10.19 to Registration Statement on Form S-4 filed on December 1, 2025)
10.20	Security Agreement, dated as of May 15, 2025, among VCV Digital Infrastructure Holdings, LLC, One Blockchain LLC (formerly known as BV Power Alpha LLC), and Merkle Standard LLC (incorporated by reference to Exhibit 10.20 to Registration Statement on Form S-4 filed on December 1, 2025)
10.21	Confidential Settlement Agreement, Mutual Release, and Separation Agreement, dated as of May 20, 2025, among Blue Ridge Digital Mining, LLC, Merkle Standard LLC, One Blockchain LLC (formerly known as BV Power Alpha LLC), VCV Digital Infrastructure Holdings, LLC, and Tiger Cloud LLC (formerly known as VCV Digital Infrastructure Alpha, LLC) (incorporated by reference to Exhibit 10.21 to Registration Statement on Form S-4 filed on December 1, 2025)
10.22**	Hosting Services Agreement, effective as of June 27, 2025, between Northstar Lending LLC and One Blockchain LLC (incorporated by reference to Exhibit 10.22 to Registration Statement on Form S-4 filed on December 1, 2025)
10.23**	Tripartite Supplemental Agreement, dated as of July 1, 2025, by and among Northstar Lending LLC, Green Volt Innovations AA1 LLC and One Blockchain LLC (incorporated by reference to Exhibit 10.23 to Registration Statement on Form S-4 filed on December 1, 2025)
10.24**	Supplemental Agreement to Tripartite Supplemental Agreement, dated as of October 1, 2025, by and between Green Volt Innovations AA1 LLC and One Blockchain LLC (incorporated by reference to Exhibit 10.24 to Registration Statement on Form S-4 filed on December 1, 2025)
10.25†	Form of Executive Consulting Agreement between BlockchAIn Digital Infrastructure, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.25 to Registration Statement on Form S-4 filed on December 1, 2025)
10.26†	Form of Executive Consulting Agreement between BlockchAIn Digital Infrastructure, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.26 to Registration Statement on Form S-4 filed on December 1, 2025)
10.27†	Form of Executive Consulting Agreement between BlockchAIn Digital Infrastructure, Inc. and Craig Smith (incorporated by reference to Exhibit 10.27 to Registration Statement on Form S-4 filed on December 1, 2025)
10.28	Purchase Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Signing Day Sports, Inc. on July 22, 2025)
10.29	Placement Agency Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Signing Day Sports, Inc. on July 22, 2025)

10.30	Termination Agreement, dated September 18, 2024, between Signing Day Sports, Inc. and Boustead Securities, LLC (included as Annex F-1 to the proxy statement/prospectus that forms part of this registration statement)
10.31	Letter Agreement, dated as of October 15, 2024, between Signing Day Sports, Inc. and Boustead Securities, LLC (included as Annex F-2 to the proxy statement/prospectus that forms part of this registration statement)
15.1	Awareness Letter of Berkowitz Pollack Brant Advisors + CPAs (incorporated by reference to Exhibit 15.1 to Registration Statement on Form S-4/A filed on January 22, 2026)
21.1	Subsidiaries of BlockchAIn Digital Infrastructure, Inc. (incorporated by reference to Exhibit 21.1 to Registration Statement on Form S-4 filed on December 1, 2025)
23.1	Consent of BARTON CPA PLLC (incorporated by reference to Exhibit 23.1 to Registration Statement on Form S-4/A filed on January 21, 2026)
23.2	Consent of Berkowitz Pollack Brant Advisors + CPAs (incorporated by reference to Exhibit 23.2 to Registration Statement on Form S-4/A filed on January 22, 2026)
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)
23.4	Consent of Newbridge Securities Corporation (incorporated by reference to Exhibit 23.4 to Registration Statement on Form S-4 filed on December 1, 2025)
24.1	Power of Attorney (included on the signature page to previously filed registration statement)
99.1	Fairness Opinion of Newbridge Securities Corporation dated May 27, 2025 (included as Annex C-1 to the proxy statement/prospectus that forms part of this registration statement)
99.2	Fairness Opinion of Newbridge Securities Corporation dated November 10, 2025 (included as Annex C-2 to the proxy statement/prospectus that forms part of this registration statement)
99.3	Consent of Hongfei Zhang to be named as a director (incorporated by reference to Exhibit 99.3 to Registration Statement on Form S-4 filed on December 1, 2025)
99.4	Consent of Mohammad Hasham to be named as a director (incorporated by reference to Exhibit 99.4 to Registration Statement on Form S-4 filed on December 1, 2025)
99.5	Consent of George Chuang to be named as a director (incorporated by reference to Exhibit 99.5 to Registration Statement on Form S-4 filed on December 1, 2025)
99.6	Consent of Daniel Nelson to be named as a director (incorporated by reference to Exhibit 99.6 to Registration Statement on Form S-4/A filed on January 21, 2026)
99.7	Form of Proxy Card for Signing Day Sports, Inc. Stockholder Meeting (incorporated by reference to Exhibit 99.7 to Registration Statement on Form S-4/A filed on January 21, 2026)
107	Filing fee table (incorporated by reference to Exhibit 107 to Registration Statement on Form S-4/A filed on January 21, 2026)

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplemental copies of any of the omitted annexes, schedules and exhibits upon request by the SEC.
**	Portions of this exhibit have been omitted in compliance with Regulation S-K Item 601(b)(10)(iv) because the registrant has determined that the information is not material and is the type that the registrant treats as private or confidential.
†	Executive compensation plan or agreement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on February 17, 2026.

BlockchAIn Digital Infrastructure, Inc.

By:	/s/ Jerry Tang
Jerry Tang
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jerry Tang	Chief Executive Officer (principal executive officer),	February 17, 2026
Jerry Tang	President, Chairman, and Director

*	Chief Financial Officer (principal financial and accounting officer)	February 17, 2026
Jolienne Halisky

* By:	/s/ Jerry Tang
Jerry Tang
Attorney-In-Fact

II-4